Exhibit 99.1

CONTINENTAL RESOURCES, INC. ANNOUNCES UPDATED 2011 CAPITAL EXPENDITURE

BUDGET AND OPERATING GUIDANCE

ENID, OKLAHOMA – March 1, 2011/PR Newswire – FirstCall/Continental Resources, Inc. (NYSE:CLR) Continental Resources, Inc. announced today an increase in its capital expenditures budget for 2011 to $1.75 billion, compared with its previously announced budget of $1.36 billion for the year.

The Company plans to focus the additional investment on accelerated drilling in the Bakken Shale and Anadarko Woodford Shale plays, resulting in production growth in a range of 35 percent to 37 percent for 2011, compared with the previous target of 30 percent.

Continental’s updated guidance for the year ending December 31, 2011 is as follows:

Year Ending December 31, 2011
Production growth range	35% to 37%

Price differentials (1)
Crude oil ($/Bbl)	$8 to $10 (discount)
Natural gas ($/Mcf)	$0.00 to $0.25 (premium)

Operating expenses
Production expenses ($/Boe)	$5.75 to $6.75
Production taxes (percent of oil and gas sales)	7.5% to 8.5%
Depreciation, depletion, amortization and accretion ($/Boe)	$15 to $18
General and administrative expenses ($/Boe) (2)	$2.00 to $2.50
Non-cash stock-based compensation ($/Boe)	$0.75 to $1.00

Income tax rate (percent of pre-tax income)	38%
Percent of income tax deferred	90% to 95%

(1)	Differential to calendar month average NYMEX futures price for crude oil and to average of last three trading days of prompt NYMEX futures contract for natural gas.

(2)	Excludes non-cash stock-based compensation.

Continental Resources is a crude-oil concentrated, independent oil and natural gas exploration and production company with operations in the Rocky Mountain and Mid-Continent regions of the United States. The Company focuses its operations in large new and developing plays where horizontal drilling, advanced fracture stimulation and enhanced recovery technologies provide the means to economically develop and produce oil and natural gas reserves from unconventional formations.

This press release includes forward-looking statements, which give the Company’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, its increased capital expenditures budget and revised 2011 guidance. Such statements are subject to a number of risks and uncertainties, including those identified in “Item 1A. Risk Factors” and elsewhere in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or if underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company does not undertake to update or revise its forward-looking statements as conditions change or as additional information becomes available.

CONTACTS: Continental Resources, Inc.
Investors	Media
Warren Henry, VP Investor Relations	Brian Engel, VP Public Affairs
580-548-5127	580-249-4731
warrenhenry@contres.com	brianengel@contres.com